Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

Pursuant to Section 55-10-07 of the General Statutes of North Carolina, Charles & Colvard, Ltd. hereby submits the following for the purpose of restating its articles of incorporation.

I.

The name of the corporation is Charles & Colvard, Ltd. (the “Corporation”).

II.

The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is sixty million (60,000,000). The total number of shares of Common Stock the Corporation shall have authority to issue is fifty million (50,000,000), and the total number of shares of Preferred Stock the Corporation shall have authority to issue is ten million (10,000,000). The Common Stock shall have no par value per share, and the Preferred Stock shall have no par value per share.

A. Common Stock. All shares of Common Stock will be identical and will entitle holders thereof to the same preferences, limitations and relative rights set forth below.

(1) Voting Rights. Each outstanding share of Common Stock shall be entitled to vote on each matter on which the shareholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such Common Stock held by such holder.

(2) Dividends. The Board of Directors of the Corporation may cause dividends to be paid to holders of Common Stock ratably on a per share basis out of funds legally available for the payment of dividends.

(3) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment of any preferences for the Preferred Stock to receive on a per share basis the remaining assets of the Corporation.

B. Preferred Stock. The Preferred Stock shall be divided into series. The first series shall consist of 105,000 shares and is designated as 1996 Series A Preferred Stock (the “1996 Series A Stock”) with the preferences, limitations and relative rights set forth below. The second series shall consist of 682,500 shares and is designated as 1997 Series B Preferred Stock (the “1997 Series B Stock”) with the preferences, limitations and relative rights set forth below. The remaining shares of Preferred Stock may be issued from time to time in one or more series, and with such preferences, limitations and relative rights as the Board of the Corporation (the “Board”) may determine, all of which shall be stated and expressed in one or more amendment(s) to the Corporation’s Articles of Incorporation adopted by the Board providing for the issue of such series as permitted by the North Carolina Business Corporation Act.

C. 1996 Series A Stock. The preferences, limitations and relative rights of the 1996 Series A Stock are as set forth below.

(a)	Voting Rights. Except as otherwise required under North Carolina law, the holders of 1996 Series A Stock shall not be entitled to vote. In any matter in which the holders of 1996 Series A Stock shall be entitled to vote pursuant to applicable law, each holder shall be entitled to one vote for each share of 1996 Series A Stock held by such holder.

(b)	Dividends. The Board shall cause dividends to be declared and paid to holders of 1996 Series A Stock as, when and if declared on the Common Stock. Each share of 1996 Series A Stock shall be entitled to receive dividends equal to the cash, property or other item of value that would have been such payable upon such share if that share of 1996 Series A Stock had been converted into shares of Common Stock immediately prior to the declaration of such dividend on the Common Stock.

(c)	Conversion.

(i) Optional Conversion. Each share of 1996 Series A Stock shall be convertible into one share of Common Stock (the “Series A Conversion Ratio”), at the option of the holder thereof, at any time after the earlier of (i) July 31, 1998 or (ii) the date on which the Corporation closes the sale of Common Stock in an offering registered under the Securities Act of 1933, as amended, with net proceeds to the Corporation and/or any selling shareholders of at least $8.0 million (after deductions for underwriters’ discounts and expenses relating to the issuance, including without limitation fees of the Corporation’s counsel). The Series A Conversion Ratio shall be adjusted as hereinafter provided.

(ii) Automatic Conversion. Each share of 1996 Series A Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Ratio immediately upon, and contemporaneously with, the earlier of (A) the effective time of any merger of the Corporation with any other entity, any share exchange of the Common Stock effected with any other entity or any sale of all or substantially all the assets of the Corporation or (B) the date on which the Corporation closes the sale of Common Stock in an offering registered under the Securities Act of 1933, as amended, with net proceeds to the Corporation and/or any selling shareholders of at least $12.0 million (after deductions for underwriters’ discounts and expenses relating to the issuance, including without limitation, fees of the Corporation’s counsel).

(iii) Mechanics of Conversion. In order to convert shares of 1996 Series A Stock into shares of Common Stock other than pursuant to clause (ii) above, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates representing shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of 1996 Series A Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of 1996 Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iv) Adjustments to Conversion Ratio for Stock Combinations or Subdivisions of Common Stock. If the Corporation at any time or from time to time after the date on which shares of 1996 Series A Stock are first issued shall declare or pay, without consideration, any right to acquire Common Stock for no consideration (other than pursuant to a stock or other dividend for which a dividend is payable to the holders of 1996 Series A Stock pursuant to subparagraph C(b) above), or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or in any way other than by payment of a dividend in Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(v) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the 1996 Series A Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by reclassification of stock or otherwise (other than a subdivision or combination of shares provided for in subparagraph (iv) above), the Series A Conversion Ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the 1996 Series A Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, that number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the 1996 Series A Stock immediately before that change.

(vi) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the 1996 Series A Stock but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the 1996 Series A Stock against impairment.

(vii) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Ratio, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of 1996 Series A Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 1996 Series A Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Series A Conversion Ratio at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the 1996 Series A Stock.

(viii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of 1996 Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 1996 Series A Stock.

(ix) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of 1996 Series A Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum of cash equal to the fair market value of such fraction on the date of conversion as determined in good faith by the Board.

(d)	Redemption Rights of the Corporation. At the option of the Board, the Corporation may, at any time at which the 1996 Series A Stock is convertible into Common Stock, redeem from any source of funds legally available therefor, all or any portion of the outstanding shares of 1996 Series A Stock, at a redemption price per share equal to $5.75 (the “Series A Redemption Price”) plus all declared and unpaid dividends thereon, by giving written notice to each holder of record of 1996 Series A Stock to be redeemed (a “Series A Redemption Notice”) at its post office address last shown on the records of the Corporation, not later than 30 days prior to the date fixed for any redemption (a “Series A Redemption Date”) specifying the number of shares of 1996 Series A Stock that are to be redeemed on the Series A Redemption Date specified in such Series A Redemption Notice. On such Series A Redemption Date, the Corporation will pay to each holder of 1996 Series A Stock, upon surrender for cancellation to the Corporation at its principal office of the certificates, duly endorsed in blank, representing the shares of 1996 Series A Stock to be redeemed on such Series A Redemption Date, an amount per share equal to the Series A Redemption Price thereof plus all declared but unpaid dividends thereon. If less than all of the shares represented by any such certificate are redeemed, the shares to be redeemed shall be selected from the then outstanding shares on a pro rata basis and a new certificate shall be issued representing the unredeemed shares. Until the Series A Redemption Date, holders of the 1996 Series A Stock shall be entitled to the full preferences, limitations and relative rights of such stock. The holders of such shares of 1996 Series A Stock shall cease to have any further rights, other than the right to receive the Series A Redemption Price thereof plus such declared and unpaid dividends, with respect to the 1996 Series A Stock on the Series A Redemption Date.

(e)	Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of 1996 Series A Stock then outstanding shall be entitled to be paid, in cash, out of the assets of the Corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or any other shares of the Corporation junior or subordinate to the 1996 Series A Stock, (i) $3.00 per share, together with all declared and unpaid dividends on the 1996 Series A Stock, plus (ii) an amount equal to the Corporation’s net assets remaining after the payment of the amount described in clause (i) above, multiplied by the percentage of the Common Stock that would be owned by holders of the 1996 Series A Stock if converted on the date of such payment into Common Stock, such amount to be distributed among the holders of the 1996 Series A Stock on a pro rata basis. If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of 1996 Series A Stock are insufficient to permit the payment to such holders of the entire preferential amount provided for in clause (i) above, then all of the net assets of the Corporation shall be distributed pro rata among the holders of shares of 1996 Series A Stock.

(f)	No Reissuance of Stock. No 1996 Series A Stock acquired by the Corporation by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the 1996 Series A Stock and shall return to the status of Preferred Stock authorized without designation.

D. 1997 Series B Stock. The preferences, limitations and relative rights of the 1997 Series B Stock are as set forth below.

(a)	Voting Rights. Except as otherwise required under North Carolina law, the holders of 1997 Series B Stock shall not be entitled to vote. In any matter in which the holders of 1997 Series B Stock shall be entitled to vote pursuant to applicable law, each holder shall be entitled to one vote for each share of 1997 Series B Stock held by such holder.

(b)	Dividends. The Board shall cause dividends to be declared and paid to holders of 1997 Series B Stock as, when and if declared on the Common Stock. Each share of 1997 Series B Stock shall be entitled to receive dividends equal to the cash, property or other item of value that would have been payable upon such share if that share of 1997 Series B Stock had been converted into shares of Common Stock immediately prior to the declaration of such dividend on the Common Stock.

(c)	Conversion.

(i) Optional Conversion. Each share of 1997 Series B Stock shall be convertible into one share of Common Stock (the “Series B Conversion Ratio”), at the option of the holder thereof, at any time after the earlier of (i) January 1, 1999 or (ii) the date on which the Corporation closes the sale of Common Stock in an offering registered under the Securities Act of 1933, as amended, with net proceeds to the Corporation and/or any selling shareholders of at least $8.0 million (after deductions for underwriters’ discounts and expenses relating to the issuance, including without limitation, fees of the Corporation’s counsel). The Series B Conversion Ratio shall be adjusted as hereinafter provided.

(ii) Automatic Conversion. Each share of 1997 Series B Stock shall automatically be converted into shares of Common Stock at the then effective Series B Conversion Ratio immediately upon, and contemporaneously with, the earlier of (A) the effective time of any merger of the Corporation with any other entity, any share exchange of the Common Stock effected with any other entity or any sale of all or substantially all the assets of the Corporation, or (B) the date on which the Corporation closes the sale of Common Stock in an offering registered under the Securities Act of 1933, as amended, with net proceeds to the Corporation and/or any selling shareholders of at least $12.0 million (after deductions for underwriters’ discounts and expenses relating to the issuance, including without limitation, fees of the Corporation’s counsel).

(iii) Mechanics of Conversion. In order to convert shares of 1997 Series B Stock into shares of Common Stock other than pursuant to (ii) above, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates representing shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of 1997 Series B Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of 1997 Series B Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iv) Adjustments to Conversion Ratio for Stock Combinations or Subdivisions of Common Stock. If the Corporation at any time or from time to time after the date on which shares of 1997 Series B Stock are first issued shall declare or pay, without consideration, any right to acquire Common Stock for no consideration (other than pursuant to a stock or other dividend for which a dividend is payable to the holders of 1997 Series B Stock pursuant to subparagraph D(b) above), or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or in any way other than by payment of a dividend in

Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series B Conversion Ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(v) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the 1997 Series B Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by reclassification of stock or otherwise (other than a subdivision or combination of shares provided for in subparagraph (iv) above), the Series B Conversion Ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the 1997 Series B Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, that number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the 1997 Series B Stock immediately before that change.

(vi) Further Adjustment to the Number of Shares of Common Stock Issuable Upon Conversion.

(A) Adjustment to the Conversion Price - If and whenever after the date hereof the Corporation shall issue or sell any shares of its Common Stock for a consideration per share less than the conversion price in effect immediately prior to the time of such issue or sale (the “Conversion Price”; the initial Conversion Price shall be $7.35) or the Market Price (as defined below) at the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price with respect to the 1997 Series B Stock subsequent to such event shall be reduced (but not increased, except as otherwise specifically provided in subclause (D) below) to the lower of the prices (calculated to the nearest cent) determined as follows: (1) by dividing (i) an amount equal to the sum of (A) the aggregate number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price, and (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the aggregate number of shares of Common Stock of all classes outstanding immediately after such issue or sale; or (2) by multiplying the Conversion Price in effect immediately prior to the time of such issue or sale by a fraction, the numerator of which shall be the sum of (i) the aggregate number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Market Price immediately prior to such issue or sale plus (ii) the consideration received by the Corporation upon such issue or sale, and the denominator of which shall be the product of (iii) the aggregate number of shares of Common Stock of all classes outstanding immediately after such issue or sale, multiplied by (iv) the Market Price immediately prior to such issue or sale. No adjustment of the Conversion Price, however, shall be made in an amount of less than 1% of the Conversion Price, but any such lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment. “Market Price” shall mean, for any day, the average of the final sale prices of the Common Stock on all exchanges on which the Common Stock may at the time be listed or the final bid prices on the NASDAQ National Market System or NASDAQ over-the-counter market, in each such case, unless otherwise provided herein, averaged over a period of forty-five consecutive trading days ending 2 days prior to the day as of which “Market Price” is being determined; provided, however, that in connection with a firm underwriting of a public offering of Common Stock, Market Price shall mean the initial public offering price in such underwritten offering. If at any time the Common Stock is not listed on any such exchange or quoted in any such domestic over-the-counter market, the “Market Price” shall be deemed to be the fair market value thereof as determined by an investment banks firm mutually acceptable to the Company and the holders of at least a majority of the outstanding 1997 Series B Preferred Stock then outstanding; provided, however, that the appointment of an investment banking firm shall be unnecessary if the Board of Directors unanimously agrees on the Market Price. Upon any adjustment in the Conversion Price, the then Series B Conversion Ratio in effect immediately prior to such event shall, concurrently with the effectiveness of the event giving rise to such adjustment, be proportionately decreased or increased, as appropriate.

(B) Issuance of Rights or Options - In case at any time after the date hereof the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise), any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”, but excluding options granted under stock option plans approved by the Corporation), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of such rights or options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights or options (or less than the Market Price, determined as of the date of granting such rights or options, as the case may be), then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share. Except as provided in subclause (D) below, no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(C) Issuance of Convertible Securities - In case at any time after the date hereof the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale (or less than the Market Price, determined as of the date of such issue or sale of such Convertible Securities, as the case may be), then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share; provided, however, that (a) except as otherwise provided in subclause (D) below, no further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this clause (vi), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(D) Change in Option Price or Conversion Rate - Upon the happening of any of the following events, namely, if the purchase price provided for in any right or option referred to in subclause (B), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subclause (B) or (C), or the rate at which any Convertible Securities referred to in subclause (B) or (C) are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price which would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such option or right referred to in subclause (B) or the termination of any such right to convert or exchange any such Convertible Securities referred to in subclause (B) or (C), the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price which would have been in effect at the time of such expiration or termination had such right, option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been granted, issued or sold, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such right or option referred to in subclause (B) or the rate at which any Convertible Securities referred to in subclause (B) or (C) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason or provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall, if not already adjusted, forthwith be adjusted to such amount as would have obtained had such right, option or Convertible Securities never been issued as to such shares of Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

(vii) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the 1997 Series B Stock but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the 1997 Series B Stock against impairment.

(viii) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Ratio, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of 1997 Series B Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 1997 Series B Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the 1997 Series B Stock.

(ix) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of 1997 Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 1997 Series B Stock.

(x) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of 1997 Series B Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum of cash equal to the fair market value of such fraction on the date of conversion as determined in good faith by the Board.

(d)	Redemption Rights of the Corporation. At the option of the Board, the Corporation may, at any time at which the 1997 Series B Stock is convertible into Common Stock, redeem from any source of funds legally available therefor, all or any portion of the outstanding shares of 1997 Series B Stock, at a redemption price per share equal to $7.35 (the “Series B Redemption Price”) plus all declared and unpaid dividends thereon, by giving written notice to each holder of record of 1997 Series B Stock to be redeemed (a “Series B Redemption Notice”) at its post office address last shown on the records of the Corporation, not later than 30 days prior to the date fixed for any redemption (a “Series B Redemption Date”) specifying the number of shares of 1997 Series B Stock that are to be redeemed on the Series B Redemption Date specified in such Series B Redemption Notice. On such Series B Redemption Date, the Corporation will pay to each holder of 1997 Series B Stock, upon surrender for cancellation to the Corporation at its principal office of the certificates, duly endorsed in blank, representing the shares of 1997 Series B Stock to be redeemed on such Series B Redemption Date, an amount per share equal to the Series B Redemption Price thereof plus all declared but unpaid dividends thereon. If less than all of the shares represented by any such certificate are redeemed, the shares to be redeemed shall be selected from the then outstanding shares on a pro rata basis and a new certificate shall be issued representing the unredeemed shares. Until the Series B Redemption Date, holders of the 1997 Series B Stock shall be entitled to the full preferences, limitations and relative rights of such stock. The holders of such shares of 1997 Series B Stock shall cease to have any further rights, other than the right to receive the Series B Redemption Price thereof plus such declared and unpaid dividends, with respect to the 1997 Series B Stock on the Series B Redemption Date.

(e)	Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of 1997 Series B Stock then outstanding shall be entitled to be paid, in cash, out of the assets of the Corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or any other shares of the Corporation junior or subordinate to the 1997 Series B Stock, (i) $4.00 per share, together with all declared and unpaid dividends on the 1997 Series B Stock, plus (ii) an amount equal to the Corporation’s net assets remaining after the payment of the amount described in clause (i) above and reduced by the amount payable to the holders of the 1996 Series A Stock as provided in clause (i) of Section C(e) of these Articles of Incorporation, multiplied by the percentage of the Common Stock, on a fully diluted basis, that would be owned by holders of the 1997 Series B Stock if converted into Common Stock, such amount to be distributed among the holders of the 1997 Series B Stock on a pro rata basis. The preferential liquidation rights of the 1997 Series B Stock shall be superior to preferential liquidation rights of the 1996 Series A Stock. If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of 1997 Series B Stock are insufficient to permit the payment to such holders of the entire preferential amount provided for in clause (i) above, then all of the net assets of the Corporation shall be distributed pro rata and in proportion to the amounts each holder is entitled to receive among the holders of shares of 1997 Series B Stock.

(f)	Protective Provisions. For as long as 1997 Series B Stock is outstanding, the Corporation shall not, without the prior written consent or affirmative vote of holders of at least a majority of the outstanding 1997 Series B Stock:

(1) authorize or issue any other capital shares of the Corporation which rank superior to the 1997 Series B Stock with respect to conversion, dividends, redemption, liquidation, antidilution or other preferences, designations, rights or powers;

(2) authorize or issue any securities of the Corporation which have voting rights superior to 1997 Series B Stock; or

(3) otherwise amend, alter or repeal the preferences, designations, rights or powers of the 1997 Series B Stock, or enter into any transaction that shall result in any such amendment, alteration or repeal, which would have an adverse effect upon holders of such shares. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of other securities with preference or priority over the 1997 Series B Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall be deemed to affect adversely holders of the 1997 Series B Stock.

(g)	No Reissuance of Stock. No 1997 Series B Stock acquired by the Corporation by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the 1997 Series B Stock and shall return to the status of Preferred Stock authorized without designation.

E. Series A Junior Participating Preferred Stock. There is hereby created a new series of Preferred Stock designated “Series A Junior Participating Preferred Stock.” The number of shares constituting such series initially shall be one million (1,000,000). Such number of shares may be increased or decreased by the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Junior Participating Preferred Stock. The Series A Junior Participating Preferred Stock shall have the preferences, limitations and relative rights set forth below:

(a)	Dividends and Distributions.

(i) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the first day of February, May, August and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall on or at any time after February 21, 1999 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (i) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, subject to the requirements of applicable law and the Amended and Restated Articles of Incorporation, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

(b)	Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time on or after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) Except as otherwise provided herein, in any other amendment to the Amended and Restated Articles of Incorporation of the Corporation or bylaw, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one group on all matters submitted to a vote of shareholders of the Corporation.

(iii) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(c)	Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Paragraph (a) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(A) declare or pay dividends on, redeem or purchase or otherwise acquire for consideration, or make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(B) declare or pay dividends on, redeem or purchase or otherwise acquire for consideration, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that there may be declared and paid ratably dividends on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; and, provided further, that the Corporation may at any time redeem or purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(C) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or redeem or purchase or otherwise acquire any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not permit any subsidiary of the Corporation (for the account of such subsidiary) to purchase or otherwise acquire for consideration any shares of stock of the

Corporation unless the Corporation could, under paragraph (i) of this Paragraph (c), purchase or otherwise acquire such shares at such time and in such manner.

(iii) No dividend shall be declared and paid, or set apart for payment on, any share of the Series A Junior Participating Preferred Stock or any share of any other series of Preferred Stock or any share of any class of stock, or series thereof, ranking on a parity with the Series A Junior Participating Preferred Stock as to dividends, for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective dividends applicable thereto, shall be declared and paid, or set apart for payment on, all shares of the Series A Junior Participating Preferred Stock and all shares of all other series of Preferred Stock and all shares of any class, or series thereof, ranking on a parity with the Series A Junior Participating Preferred Stock as to dividends, then issued and outstanding and entitled to receive dividends.

(d)	Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Articles of Incorporation of the Corporation (including Articles of Amendment duly adopted in accordance with the North Carolina Business Corporation Act) creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

(e)	Liquidation, Dissolution or Winding Up.

(i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to all accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (a) the Series A Liquidation Preference by (b) 100 (as appropriately adjusted as set forth in subparagraph (iii) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (b), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common

Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series A Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

(ii) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series A Junior Participating Preferred Stock and such parity shares in proportion to their respective liquidation preferences. In the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(iii) In the event the Corporation shall at any time on or after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(iv) Neither the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, nor the merger, consolidation or statutory share exchange of the Corporation into or with any other corporation or the merger, consolidation or statutory share exchange of any other corporation into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, for the purposes of this Paragraph (e).

(f)	Statutory Share Exchange, Merger Consolidation, etc. In case the Corporation shall enter into any statutory share exchange, merger, consolidation, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time on or after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g)	No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

(h)	Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(i)	Amendment. The Amended and Restated Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely, except in accordance with the provisions of Section 55-10-04 of the North Carolina Business Corporation Act, or as otherwise permitted by law.

(j)	Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share (which shall be integral multiples of one one-hundredth of a share of Series A Junior Participating Preferred Stock), which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

III.

Except as otherwise provided in these articles or the bylaws, the Board of Directors of the Corporation shall have the power, by vote of a majority of all the directors, and without the assent or vote of the shareholders, to make, offer, amend, and rescind the Corporation’s bylaws at any regular or special meeting of the Board of Directors.

IV.

The following provisions shall govern certain business combinations involving the Corporation. Capitalized terms not otherwise defined in these articles shall have the meanings ascribed to them in Section IV.D. of these articles.

A. Business Combinations. Any Business Combination shall require only such affirmative vote as is required by law and any other provision of these articles if either all of the conditions set forth in clauses (1), (2) and (3) of Section IV.A. have been satisfied or if the condition set forth in clause (4) of Section IV.A. have been satisfied:

(1) Form of Consideration. The consideration to be received by holders of Common Stock shall be cash or in the same form as previously has been paid by or on behalf of any Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of any shares of Common Stock. If the consideration paid by or on behalf of the Interested Shareholder for shares of Common Stock varied as to form, the form of consideration to be received by holders of Common Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of Common Stock previously acquired by the Interested Shareholder.

(2) Amount of Consideration. The aggregate amount of the cash and the Fair Market Value of consideration other than cash to be received per share by holders of Common Stock in any Business Combination shall be at least equal to the greater of (a) the Fair Market Value per share of Common Stock on the date of the first public announcement of the proposal of a Business Combination (the “Announcement Date”) or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder acquired any shares of Common Stock or (b) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Interested Shareholder in acquiring any of the Corporation’s Common Stock.

(3) Restrictions. After becoming an Interested Shareholder and prior to the consummation of any Business Combination, (a) such Interested Shareholder shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to becoming an Interested Shareholder or upon compliance with the provisions of Section IV of these articles or as a result of a pro rata stock dividend or stock split) and (b) such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or made any significant changes in the Corporation’s business or equity capital structure.

(4) Fairness Opinion. The Business Combination shall have been approved by at least two-thirds of the Continuing Directors and, if deemed advisable by a majority of the Continuing Directors, the Board of Directors shall have obtained an opinion of a reputable investment banking firm to the effect that the financial terms of such Business Combination are fair from a financial point of view to the holders of Voting Shares (other than the Interested Shareholder) (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

B. Shareholder Vote. If the provisions of Section IV.A. have not been satisfied, any Business Combination shall require the affirmative vote, in person or by proxy, at any meeting called as provided in the bylaws, of the holders of at least two-thirds in interest of the issued and outstanding Voting Shares of the Corporation, including a majority in interest of the holders of issued and outstanding Voting Shares of the Corporation held by Persons other than an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

C. Exception. The provisions of Sections IV.A. and IV.B. shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of these articles, if such Business Combination constitutes a transaction between the Corporation or any Subsidiary and any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the Corporation or its Subsidiaries, provided that this Section IV.C. shall not apply to any transaction to which any Affiliate of any Interested Shareholder is a party.

D. Definitions. For the purposes of these articles:

(1) The term “Business Combination” shall mean any transaction which is referred to in any one or more of clauses (a) through (f) of this paragraph (1):

(a) Any merger, share exchange or consolidation of the Corporation or any Subsidiary with or into (A) any Interested Shareholder or (B) any other entity (whether or not itself an Interested Shareholder) which immediately before is, or after such merger, share exchange or consolidation would be, an Affiliate of an Interested Shareholder;

(b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary when such assets have an aggregate Fair Market Value of $5,000,000 or more;

(c) The issuance or transfer to any Interested Shareholder or any Affiliate of any Interested Shareholder by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any equity securities of the Corporation or any Subsidiary where such equity securities have an aggregate Fair Market Value of $5,000,000 or more;

(d) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

(e) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, share exchange or consolidation of the Corporation with or into any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; or

(f) Any agreement, contract or other arrangement providing for any of the transactions described in this definition of “Business Combination.”

(2) A “Person” shall mean any individual, firm, corporation or other entity.

(3) “Interested Shareholder” shall mean any Person (other than the Corporation, any Subsidiary or a trustee holding stock for the benefit of the employees of the Corporation or its Subsidiaries) who or which, along with any Affiliates and Associates of the Interested Shareholder:

(a) Is the Beneficial Owner, directly or indirectly, of more than 10% of the Voting Shares of the Corporation or a Subsidiary; or

(b) Is an assignee of or has otherwise succeeded to any share of capital stock of the Corporation or a Subsidiary which was at any time within two years prior thereto beneficially owned by any Interested Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933. A Person shall be deemed an Interested Shareholder for the purpose of this definition if such Person is an Interested Shareholder as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, as of the date any definitive agreement relating to a Business Combination is entered into or amended so as to make it less favorable to the Corporation or its shareholders other than the Interested Shareholder, or immediately prior to the consummation of any such Business Combination.

(4)	A Person shall be the “Beneficial Owner” of any Voting Shares:

(a) As to which such Person or any of its Affiliates and Associates, pursuant to any agreement, arrangement or understanding, or otherwise, has or shares, directly or indirectly, voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, or both;

(b) Which such Person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(c) Which are beneficially owned, directly or indirectly, by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation or a Subsidiary, as the case may be.

(5) “Voting Shares” when used with respect to the Corporation or a Subsidiary shall mean shares of such entity having general voting power. For the purpose of determining whether a Person is an Interested Shareholder pursuant to paragraph (3) of Section IV.D., the outstanding Voting Shares shall include shares deemed owned by a Beneficial Owner through application of paragraph (4) of Section IV.D. but shall not include any other Voting Shares which may be issuable to any other Person pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “Affiliate” and “Associate” shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on June 30, 1997.

(7) “Subsidiary” shall mean any entity of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on June 30, 1997) is owned, directly or indirectly, by the

Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (3) of Section IV.D., the term “Subsidiary” shall mean only an entity of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(8) “Continuing Director” shall mean an individual who was a member of the Board of Directors of the Corporation on the date Section IV of these articles was adopted by the shareholders of the Corporation, or a director who has been nominated by the Corporation to directly succeed a Continuing Director or to join the Board of Directors.

(9) “Fair Market Value” shall mean (i) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange—Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, as quoted in the NASDAQ National Market, or, if such stock is not included in such system, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors, and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of Continuing Directors.

E. The Continuing Directors, by a majority vote, shall have the power to determine for the purposes of Section IV on the basis of information known to them (1) the number of Voting Shares beneficially owned by any Person, (2) whether a Person is an Affiliate or Associate of another, (3) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph (4) of Section IV.D., (4) whether the assets of the Corporation or any Subsidiary have an aggregate fair market value of $5,000,000 or more, (5) whether the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary has an aggregate fair market value of $5,000,000 or more and (6) such other matters with respect to which a determination is necessary or appropriate under Section IV.

F. Nothing contained in Section IV shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

V.

Except as otherwise provided herein (and in addition to any other vote that may be required by law, these articles or the bylaws of the Corporation), the affirmative vote, in person or by proxy, at any meeting called as provided in the bylaws, of the holders of at least two-thirds in interest of the Voting Shares of the Corporation issued and outstanding, shall be required to amend, alter or repeal Sections II, IV, V and VI of these articles or Section 4 of Article II and Section 2 of Article III of the bylaws, or to adopt any new provision inconsistent with such provisions of these articles or the bylaws; provided, however, that if at the time of any such proposed amendment, alteration, repeal or adoption, (a) there shall exist one or more Interested Shareholders and at least two-thirds of the Continuing Directors approve such proposed amendment, alteration, repeal or adoption, or (b) no such Interested Shareholder exists, and a majority of the members of the Board of Directors approve such proposed amendment, alteration, repeal or adoption, then the affirmative vote, in person or by proxy, at any meeting called as provided in the bylaws, of the holders of a majority in interest of the issued and outstanding Voting Shares of the Corporation shall be required to approve such amendment, alteration, repeal or adoption.

VI.

The provisions of Articles 9 and 9A of Chapter 55 of the General Statutes of North Carolina shall not apply to the Corporation.

VII.

To the full extent from time to time permitted by law, no person who is serving or has served as a director of the Corporation shall be personally liable in any action for monetary damages for breach of his or her duty as a director, whether such action is brought by or in the right of the Corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim, which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

VIII.

The name and address of the incorporator are Sheri L. Crockett, 2100 First Union Capitol Center, 150 Fayetteville Street Mall, Post Office Box 831, Raleigh, NC 27602, North Carolina 27601.